Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Belite Bio, Inc on Form S-8 of our report dated March 17, 2025, with respect to our audits of the consolidated financial statements of Belite Bio, Inc as of December 31, 2023 and 2024 and for each of the years in the three-year period ended December 31, 2024, which report appearing in the Annual Report on Form 20-F of Belite Bio, Inc for the year ended December 31, 2024.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

March 20, 2025